Exhibit 99.1

TENET HEALTHCARE BOARD OF DIRECTORS CONFIRMS RECEIPT

OF UNSOLICITED PROPOSAL FROM COMMUNITY HEALTH SYSTEMS

Tenet Board Previously Rejected Identical Proposal

DALLAS – December 9, 2010 – Tenet Healthcare Corporation (NYSE: THC) today confirmed that it has received a proposal from Community Health Systems, Inc. (NYSE: CYH) to acquire all of the outstanding shares of Tenet for $6.00 per share in cash and stock.

Tenet noted that Community Health’s proposal is identical in all material respects to a Community Health proposal received by Tenet on November 12, 2010. The Tenet Board of Directors, after consultation with its financial and legal advisors, unanimously determined that the prior Community Health proposal was not in the best interests of Tenet or its shareholders. In making its determination, the Tenet Board considered that Community Health’s opportunistic proposal would transfer the growth potential inherent in Tenet to Community Health without adequately compensating Tenet shareholders. The Tenet Board believes that the interests of Tenet shareholders would be better served by benefiting from 100% of the upside inherent in Tenet rather than accepting Community Health’s inadequate proposal. In addition, the Board has serious concerns about Community Health’s ability to integrate and operate a business like Tenet.

The Tenet Board informed Community Health of its determination, sending the following letter on December 8, 2010 to Wayne T. Smith, Community Health’s Chairman, President and CEO:

December 8, 2010

Wayne T. Smith

Chairman of the Board, President and CEO

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067

Dear Wayne,

We wanted to follow-up on your request via your advisors to understand more fully why the Board of Directors of Tenet Healthcare Corporation believes the Community Health Systems, Inc. proposal grossly undervalues Tenet.

As stated in our letter to you of December 6, 2010, the Tenet Board of Directors thoroughly reviewed and considered Community Health’s unsolicited $6 per share cash and stock proposal with its financial and legal advisors and unanimously determined that Community Health’s proposal would transfer the growth potential inherent in Tenet to Community Health without adequately compensating Tenet shareholders. Our Board believes that the interests of Tenet shareholders would be better served by benefiting from 100% of the upside inherent in Tenet rather than accepting Community Health’s inadequate proposal. In addition, our Board has serious concerns about Community Health’s ability to integrate and operate a business like Tenet. For those reasons and more, the Tenet Board is not interested in pursuing your company’s proposal.

In making its determination, the Tenet Board of Directors considered, among others things, that:

I. The Community Health proposal is opportunistic, grossly undervalues Tenet and fails to reflect Tenet’s prospects for continued growth and shareholder value creation.

Tenet is poised to deliver strong earnings growth as the economy recovers and market fundamentals improve. While we have faced a number of challenges in recent years, we have continued to invest in our core business, positioning Tenet for solid growth coming out of the downturn.

As you are well aware, valuations in our industry are currently near ten-year lows, making this a particularly inopportune time for Tenet to pursue a sale transaction; in fact, over the past ten years, the average industry EBITDA multiple has been above its current level 95% of the time. Further, your proposal values Tenet at less than 7x 2010E EBITDA, substantially lower than precedent transactions in our industry, including the multiple paid in your acquisition of Triad. Of course these multiples do not include the value of our Net Operating Loss carry-forward (“NOL”), which is approximately $1 per share. Last, your proposal is at a 7% discount to the 52-week high of Tenet common stock and significantly below the intrinsic value of our standalone plan.

Over the last six months Tenet’s EBITDA multiple has been half a point or more lower than (and it is currently a full point below) the rest of the hospital industry for the first time in the last seven years. Tenet expects its multiple to return at least to the industry average (which as noted above should also return to historic averages) as our growth prospects for 2011 and other positive trends in our business are more fully understood by the market. Even without a full understanding of our prospects, a majority of the industry equity research analysts that provide price targets have target trading prices for our stock at or above your $6 per share proposal.

Our performance expectations are grounded in fact. Tenet’s performance on same-hospital admissions growth, growth in same-hospital EBITDA, and change in same-hospital EBITDA margin over the past four years has consistently been superior to that of Community Health. You are well aware of the challenges Tenet faced from late 2002 through its settlement with the United States Department of Justice and the Office of Inspector General of the U.S. Department of Health and Human Services in late 2006. Despite these challenges, Tenet has increased EBITDA at a compounded annual growth rate exceeding 16%, to achieve expected EBITDA in 2010 that is approximately 2 1/2 times our 2004 EBITDA.

From a longer-term perspective, Tenet is on track with a $600 million program to install advanced clinical systems in our hospitals. As part of this strategy, we expect to receive $320 million in incentive payments under the HITECH Act. Tenet expects that the temporary significant negative effects on EBITDA and cash flow that this program has created will be offset with positive effects on EBITDA and cash flow beginning in 2012. We believe that advanced clinical information systems are essential to maintaining a strong competitive position and providing high levels of quality and patient safety. To our knowledge, Community Health is not undertaking a similar program.

Tenet’s NOL has the effect of shielding approximately $2 billion of future taxable income. The value of the NOL to Tenet’s shareholders is approximately $1 per share. Community Health’s proposal would transfer much of that value to Community Health shareholders.

As Community Health also knows, declines in Commercial admissions have apparently weighed heavily on Tenet’s stock during the past two years. We have concerns that Community Health may have harmed Tenet’s standing in the market by commenting negatively about Tenet’s Commercial admissions in comparison with its own Commercial admissions. Given that Community Health has refused to publicly release comparable statistics, its comparative comments in private discussions have been harmful to Tenet and are troubling on several levels.

II. Community Health’s stock appears to be over-valued and is not a desirable currency for Tenet shareholders.

Given that Community Health is offering a portion of consideration in Community Health stock, it is imperative that Tenet shareholders understand fully the risks inherent in the value of your stock. We are concerned that your growth has slowed dramatically and future “guidance” will be difficult to achieve. You indicated to Tenet’s CEO on November 12 that “we all know 2011 will be a very tough year.” Community Health’s same-hospital admissions have declined year-over-year every quarter for the past two years, and its same-hospital EBITDA margin has essentially been flat since late 2008. As such, it is difficult to understand how Community Health can meet its 2011 earnings guidance.

In sharp contrast, Tenet’s performance on same-hospital admissions growth has equaled or exceeded Community Health’s in nine of the fifteen quarters since the beginning of 2007; Tenet’s growth rate in same-hospital EBITDA has exceeded Community Health’s in 11 of the 15 quarters in that period; and the increase in Tenet’s same-hospital EBITDA margin has exceeded Community Health’s in 11 of those 15 quarters. By improving performance in our existing business, Tenet is growing. In contrast, it appears that Community Health’s existing business is slowing and it is becoming increasingly dependent on acquisitions for growth.

We feel compelled to point out that there are significant concerns about the appropriateness of your recognition of the California Provider Fee in the third quarter of 2010, which appeared to be designed to allow Community Health to meet the consensus earnings estimates for the third quarter. As of the end of the third quarter, the necessary governmental approvals that would support such accounting had not been granted. Accordingly, unlike Community Health, Tenet did not record the Fee. As of the writing of this letter, the requisite approvals have still not been granted.

With respect to capital expenditures, Community Health’s have lagged Tenet’s on the basis of a percentage of revenue and on a per-bed basis in seven of the last eight years. From our point of view, it appears that you have consistently under-invested in your hospitals and may be facing deferred capital expenditures and technology expenditures, which would negatively impact your competitive position, credit profile and ultimately the value of your stock.

III. Community Health’s willingness to operate with excessive leverage creates an overhang on the stock and could cause a significant decline in value.

Community Health already operates with a debt to EBITDA ratio that is the highest in the hospital industry and this transaction would further weaken your balance sheet. Our Board does not believe it is in our shareholders’ interests to receive stock in a company with excessive leverage and a risky capital structure. Based on your proposal, Community Health’s debt would exceed $15 billion, a very high absolute number on an equity value barely one-fifth of that. In addition, while you have structured your proposal to avoid giving your shareholders the opportunity to vote on the matter, we question whether they would support such a highly leveraged capital structure. Importantly, we believe Community Health shareholders would be adversely impacted by the increase in leverage and interest expense and the negative impact on free cash flow that would result from the proposed transaction. We believe that the cost of re-pricing your short-term debt to market rates may cause you to incur in excess of $120 million per year in additional interest costs.

On a pro-forma basis, Community Health’s leverage would be significantly higher than it is today, and significantly higher than any other hospital company. In fact, Community Health’s leverage following your proposed transaction would be higher than all but a handful of companies in the S&P 500. This calculation does not even incorporate the effects of your recent acquisitions of three bankrupt hospitals, a new $300 million hospital you propose to build in Birmingham, and any other acquisitions of non-profit hospitals you currently have in the pipeline. When this high leverage is combined with the nature of your capital structure (i.e., the short-term floating-rate nature of a substantial portion of your debt), we do not believe this would be an appropriate risk to recommend that our shareholders assume.

IV. Community Health is ill-prepared to integrate and operate Tenet.

Pursuing an acquisition of Tenet seems to be a significant deviation from Community Health’s stated strategy. For years, you have extolled the virtues of being a sole community provider. According to industry analysts, approximately 65% of Community Health’s hospitals and 85% of revenues come from hospitals that are sole community providers or where they compete with only one other hospital. That is a very different business model than Tenet’s. You operate small hospitals; we operate large hospitals. Fewer than one sixth of your hospitals are as large as our average hospital. You operate in rural or suburban markets; we operate primarily in urban markets. We operate four academic medical centers; you operate none. For these reasons, and more, it is not clear to us that your methods and strategies would create synergies across such disparate portfolios.

Acquiring Tenet would require that Community Health make major changes to your quality and regulatory compliance procedures. The difficulty of re-tooling your company to meet these requirements (and to continue them for the sake of integrity and competitiveness) should not be underestimated.

The magnitude of what we have undertaken in the area of clinical information technology is significant, and we believe Community Health would be ill-prepared to execute the remainder of the project successfully. Abandoning the project would jeopardize hundreds of millions of dollars in incentive payments and would impair the competitiveness of our hospitals in the near future – with the resulting pressure on your stock.

V. Community Health appears not to understand, and is unable to meet, the obligations under Tenet’s Corporate Integrity Agreement with the Office of Inspector General (OIG) of the United States Department of Health and Human Services.

We have made significant investments to create an industry-leading ethics and compliance program, which includes the successful operation of our Corporate Integrity Agreement (CIA). We believe that the Tenet CIA provides sound oversight and common-sense protections for our shareholders, and we strongly encourage Community Health to evaluate it. The Tenet CIA is binding on successors, assigns and transferees of Tenet. While only the OIG can determine the application of the CIA, you should assume that the CIA would apply to Community Health in the same manner as it currently applies to Tenet. For example, unless the OIG agrees to modify the CIA, we believe that Community Health could be required to:

-	Create a Quality, Compliance and Ethics Committee of the Community Health Board of Directors. Each Committee member would be required to sign a resolution that Community Health has an effective compliance program or a statement of why the program is not effective and the steps it is taking to implement an effective program;

-	Engage a Board compliance expert to review the effectiveness of the Community Health compliance program and report to the Board Committee described above;

-	Move the current Community Health Chief Compliance Officer out from under the General Counsel thus eliminating the attorney-client privilege on compliance matters;

-	Notify the Board Committee of any assertion of the attorney-client privilege over documents required to be provided to the OIG and submit to a third party review of the privilege assertion if requested by the OIG;

-	Appoint dedicated independent Regional Compliance Directors and hospital compliance officers who report directly to the Chief Compliance Officer;

-	Engage Independent Review Organizations to perform reviews of clinical quality, outliers, DRG coding and arrangements with physicians and other referral sources;

-	Ensure that increases in charges are commensurate with increases in cost;

-	Report to the OIG any substantial overpayments received by Community Health hospitals, the failure of a Community Health hospital to meet professionally recognized standards of clinical care and probable violations of law by Community Health or its hospitals;

-	Adopt a Code of Conduct as specified in the CIA;

-	Train all employees on general ethics and compliance and, depending on their job functions, referral source arrangements, billing and other specialized areas within the first thirty days of acquisition; and

-	Ensure that each member of its executive management team sign a personal certification that Community Health is in compliance with Federal Healthcare Program requirements and the CIA.

To our knowledge, Community Health is not prepared to implement these requirements. Failure to do so could result in stipulated penalties of up to $50,000 per day under the CIA or, in the event of material breach, exclusion from Federal Health Care Programs.

Wayne, you have been very direct in stating your ambition to acquire Tenet. Let us be equally direct that we could not be more certain in our belief that your proposal is opportunistic, and would serve only to transfer the value inherent in Tenet to Community Health at the expense of Tenet shareholders. It is clear to us that your standalone prospects have slowed and you are pursuing an acquisition of Tenet to drive the growth you cannot achieve on your own. Tenet has excellent momentum in our existing business, and our recent acquisitions are performing very well. We have reduced our leverage and improved our capital structure. We are investing in advanced systems for the benefit of our future competitiveness. We have high standards in quality and regulatory compliance. For all of these reasons and more, the Tenet Board strongly and unanimously believes that the proposed transaction is not in the best interests of our company or our shareholders.

Very truly yours,

/s/ Trevor Fetter	/s/ Edward A. Kangas
Trevor Fetter	Edward A. Kangas
President and CEO	Chairman of the Board

Barclays Capital is acting as financial advisor to Tenet and Gibson, Dunn & Crutcher LLP and Debevoise & Plimpton LLP are acting as Tenet’s legal counsel.

About Tenet Healthcare Corporation

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

Media:	Investors:
Rick Black (469) 893-2647	Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

Joele Frank / Steve Frankel / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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Forward Looking Statements

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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